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                                                             APPENDIX B



                  [LETTERHEAD OF BUSINESS VALUATION SERVICES]


May 31, 2000

Board of Directors of Pentech International, Inc.
c/o Mr. Norman Melnick
Chairman of the Board of Directors
Pentech International, Inc.
195 Carter Drive
Edison, NJ 08817

Gentlemen:

We have acted as financial advisor to the Board of Directors of Pentech International, Inc. ("Pentech" or the "Company") in connection with its review of the proposal by JAKKS Pacific, Inc. or its acquisition subsidiary, JAKKS Acquisition II, Inc. ("JAKKS" or the "Acquiror") to acquire 100% of the outstanding equity of the Company by merger (the "Merger"). In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders (including for such purpose the holders all outstanding options, warrants or other rights to acquire stock in the Company) of Pentech in connection with the proposed Merger (which we have been advised, and for purposes of this opinion have assumed, to be approximately $18,000,000).

We understand that the Merger is to be effected pursuant to a merger agreement by and among JAKKS and Pentech. The proceeds are comprised of cash from the Acquiror for 100% of the outstanding equity interest in Pentech.

In arriving at our opinion, we have, among other things: (i) reviewed the terms of the proposed Agreement of Merger of JAKKS Acquisition II, Inc with and into Pentech International, Inc. dated as of May 22, 2000, (ii) reviewed certain business and historical financial information relating to Pentech,
(iii) reviewed certain financial forecasts and other data provided to us by management relating to the businesses and prospects of Pentech, (iv) conducted discussions with members of the senior management of Pentech with respect to the businesses and prospects of the Company, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to Pentech, (vi) reviewed the terms of certain recent acquisition transactions, including business combinations, which we believe to be generally comparable to the Merger,
(vii) reviewed current market conditions, including the markets for securities comparable to the securities of Pentech, and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

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[LOGO OF BUSINESS VALUATION SERVICES]

                               Board of Directors of Pentech International, Inc.
                                                                    May 31, 2000
                                                                          Page 2

We have relied on the accuracy and completeness of the financial and other information regarding Pentech provided to us, and have not independently verified any such information. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Pentech as to the future financial performance of the Company. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Pentech. Further, our opinion is based on economic, monetary and market conditions existing on the date hereof.

It is our understanding that this letter is for the information of the Board of Directors of Pentech only and, except as required by law, or pursuant to order of a court, is not to used for any other purpose without the consent of BVS, which consent shall not be unreasonably withheld. This letter may not be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other written document used in connection with the offering or sale of securities, without the prior consent of BVS, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, we hereby consent to the Board of Directors of Pentech making this opinion, and the contents hereof, available to the Company's auditors and counsel.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the aggregate consideration to be received in the Merger is fair, from a financial point of view, to the holders of the outstanding equity interests in Pentech.


Respectfully submitted:

BUSINESS VALUATION SERVICES, INC.



 David N. Fuller
--------------------------
DAVID N. FULLER, CFA, ASA
Principal

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